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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


            THIS AGREEMENT (together with all schedules hereto, the "Agreement"), made in New York, New York as of the first day of July, 1998, between GT INTERACTIVE SOFTWARE CORP., a Delaware corporation having its executive offices and principal place of business in New York, New York (the "Company"), and CHARLES F. BOND, the undersigned individual ("Executive").

            WHEREAS, the parties hereto have entered into that certain Employment Agreement, dated as of June 22, 1995 (the "Original Employment Agreement").

            WHEREAS, the parties hereto desire to enter into a new employment agreement pursuant to which Executive will serve the Company in a different capacity and to modify certain terms of the Original Employment Agreement.

            IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

            1.    Agreement Term.

                  The term of this Agreement shall commence on the date hereof and end on June 30, 2000 (the "Agreement Term").

            2.    Employment.

                  (a) Employment by the Company. Executive agrees to be employed by the Company for the Agreement Term upon the terms and subject to the conditions set forth in this Agreement.

                  (b) Performance of Duties. Throughout the Agreement Term, Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the Company and serve the Company to the best of Executive's ability. Until otherwise determined by the Chief Operating Officer or the Chief Executive Officer of the Company, Executive shall (i) have the title of Senior Vice President of the Value Price and Distribution Division (the "Division") of the Company, (ii) initially have the responsibilities set forth in Schedule A hereto and, thereafter, as determined or assigned from time to time by the person to whom he then reports, and (iii) report to the President, Chief Executive Officer, Chief Operating Officer, Chairman of the Board of Directors or Chairman Emeritus of the Board of Directors of the Company, in each case as determined in the discretion of the Company. Executive hereby acknowledges that all employees who heretofore reported directly to him shall hereafter report directly to the Chief Operating Officer of the Company, unless otherwise determined by the Chief Executive Officer of the Company. Executive
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acknowledges that the Chief Operating Officer (or such other person as is designated by the Chief Executive Officer), will be the senior officer of the Company in charge of the Division. Through the Agreement Term, Executive shall devote Executive's full working time, attention and energies to the business and affairs of the Company, subject to vacations and sick leave in accordance with Company policy.

                  (c) Place of Performance. During the Agreement Term, Executive shall be based in Minneapolis, Minnesota, provided, however, that the distribution functions and related staff maintained as of the date hereof by the Division may be moved to such location as is desired by the Company. The Company hereby acknowledges that Executive may maintain his personal residence in the State of Minnesota and that Executive shall not be required to travel outside the Minneapolis, Minnesota area at any time between noon on any Thursday and 7:00 p.m. on the following Sunday without his prior consent.

            3.    Compensation and Benefits.

                  (a) Base Salary. The Company agrees to pay to Executive for employment hereunder a base salary ("Base Salary") at the annual rate of $375,000 per year through the period ending June 30, 1999, and thereafter at the annual rate of $400,000 per year, payable in installments consistent with the Company's payroll practices.

                  (b) Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided to executives of the same level and responsibility as Executive. Nothing in this Agreement shall preclude the Company from terminating or amending from time to time any employee benefit plan or program.

                  (c) Annual Bonus. Executive shall receive an annual bonus of $375,000 for the period ending June 30, 1999 and an annual bonus of $400,000 for the period ending June 30, 2000, which bonuses shall be payable in equal quarterly installments commencing on September 30, 1998 and on each December 31, March 31, June 30 and September 30 through the balance of the Agreement Term.

                  (d) Sign-On Bonus. Executive shall receive a one-time sign-on bonus of $100,000 no later than ten business days following the execution by Executive of this Agreement.

                  (e) Automobile Allowance. The Company shall provide to Executive, or pay for the costs of rental, insurance and maintenance and repairs of, an automobile for Executive, as designated by Executive, provided that the costs to the Company for such rental, insurance and maintenance and repairs shall not exceed $2,000 per month.

                  (f) Travel and Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to


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reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for executives of the same level and responsibility as Executive.

                  (g) No Other Compensation or Benefits; Payment. The compensation, benefits and other payments specified in Sections 3 or 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

                  (h) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive's compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

                  (i) Options. The Board of Directors of the Company (or the appropriate committee thereof) has approved, and the Company will grant to Executive on the date this Agreement is executed, options to purchase 200,000 shares of the Company's Common Stock. Such options shall have an exercise price equal to the fair market value of the Common Stock on the date of grant, and shall vest and be exercisable in three equal annual installments commencing on June 29, 1999 and on each successive June 29 thereafter. The terms (including exercisability) of the Option shall be governed by the Company's 1997 Stock Incentive Plan, as well as the applicable option agreement entered into pursuant to the terms of such plan; provided that such options shall be exercisable only to the extent that Employee is employed by the Company at the time of such exercise and only to the extent that such options have vested at the time of such exercise, except as otherwise specifically provided in the Plan.

            4.    Exclusive Employment; Noncompetition.

                  (a) No Conflict; No Other Employment. During the Agreement Term, Executive shall not: (i) engage in any activity which materially interferes with the performance of Executive's duties hereunder, except as approved in advance in writing by the Chairman and Chief Executive Officer, the President and Chief Operating Officer, or the Board of Directors of the Company; or (ii) accept any other full-time or substantially full-time employment, whether as an executive or consultant or in any other capacity, and whether or not compensated therefor.

                  (b) No Competition. Without limiting the generality of the provisions of Sections 2(b) or 4(a), during the Agreement Term, Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (as defined below) located in the United States; provided, however,


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that if Executive's employment hereunder is terminated by the Company under
Section 5(d), then the provisions of this Section 4(b), and all other restrictions and limitations imposed on Executive by this Agreement shall remain in effect so long as the Company shall continue to pay to Executive all amounts described as severance pursuant to Section 5(d) and the benefits, perquisites and bonus also described therein, subject to suspension as set forth herein; and provided that ownership of 2% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on The Nasdaq Stock Market, shall not constitute a breach of this
Section 4, so long as the Executive does not in fact have the power to control, or direct the management of, or is not otherwise associated with, such corporation.

            For purposes of this Section 4(b), the term "Competing Business" shall mean any business or venture which develops, manufactures, publishes, licenses, sells, distributes or supplies computer software or video games (or any related books or other intellectual property or merchandise relating thereto) to any retail outlet or by direct marketing.

                  (c) No Solicitation of Employment. During the Agreement Term, Executive shall not solicit or encourage any employee to leave the Company for any reason, nor employ such an employee in a Competing Business or any other business.

                  (d) Company Customers. Executive shall not, during the Agreement Term (or, if severance is then being paid to Executive as contemplated by Sections 4(b) and 5(d) hereof, so long as the Company shall continue to pay to Executive all amounts described as severance pursuant to Section 5(d) and the benefits, perquisites and bonus also described therein, subject to suspension as set forth herein), except as required by the Company in the performance of Executives duties hereunder, directly or indirectly, contact, solicit, enter into discussions with, regardless of who initiates such discussion, or do business with (i) Wal-mart Stores, Inc., Target Stores, Caldor, Phar-mor, Best Buy, CompUSA, Kmart or Office Depot (or any of their respective affiliated operations) for the purpose of selling computer software or video games (or any related books or other intellectual property or merchandise relating thereto) to such customers; (ii) any "customers" (as defined below) of the Company for the purpose of selling computer software or video games (or any related books or other intellectual property or merchandise relating thereto).

            For the purposes of the provisions of this Section 4(d), "customer" shall include any entity that purchased computer software or video games (or any related books or other intellectual property or merchandise relating thereto) within eight months of the termination of Executive's employment hereunder, without regard to the reason for such termination. The term "customer" also includes any former customer or potential customer of the Company which the Company has solicited within eight months of such termination, for the purpose of selling computer software or video games (or any related books or other intellectual property or merchandise relating thereto).


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            5.    Termination of Employment.

                  (a) Termination. The Company may terminate Executive's employment for Cause (as defined below) in which case the provisions of Section 5(b) shall apply. If Executive's employment is terminated by reason of Executive's death, retirement or voluntary resignation, the provisions of
Section 5(b) shall apply. The Company may also terminate Executive's employment in the event of Executive's Disability (as defined below), in which case the provisions of Section 5(c) shall apply. The Company may also terminate the Executive's employment for any other reason by written notice to Executive, in which case the provisions of Section 5(d) shall apply.

                  (b) Termination for Cause; Termination by Reason of Death or Retirement or Voluntary Resignation. In the event that Executive's employment hereunder is terminated during the Agreement Term (x) by the Company for Cause (as defined below), (y) by reason of Executive's death or retirement or (z) by reason of Executive's voluntary resignation, then the Company shall pay to Executive, within thirty (30) days of the date of such termination, only the Base Salary through such date of termination. Notwithstanding anything to the contrary contained herein, in the event that Executive's employment hereunder is terminated during the Agreement Term by reason of Executive's death, then any bonus accrued and owing to Executive pursuant to this Agreement for any period prior to his death, on a pro rated basis, shall be paid to Executive's estate in accordance with the further terms of this Agreement. For purposes of this Agreement, "Cause" shall mean (i) conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction in which the conviction is entered; (ii) Gross Neglect (as hereinafter defined) by the Executive in the performance of his duties hereunder; or (iii) material breach of any obligation under Section 4(a)(ii), (b), (c) or (d) of this Agreement (which, in the case of a breach that is capable of being cured, continues following ten (10) days' notice from the Company setting forth in reasonable detail the nature of such breach). For the purposes hereof, "Gross Neglect" shall mean Executive's persistent and repeated failure to perform his duties hereunder, which failure continues after twenty (20) days' notice from the Company setting forth in reasonable detail the nature of the persistent and repeated failure.

                  (c) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties hereunder on a full time basis for either (i) one hundred twenty (120) days within any three hundred sixty-five (365) day period, or (ii) ninety (90) consecutive days, and within thirty (30) days after written notice of termination is given shall not have returned to the performance of Executive's duties hereunder on a full time basis, the Company may terminate Executive's employment hereunder for "Disability". In that event, the Company shall pay to Executive, within thirty (30) days of the date of such termination, only the Base Salary through such date of termination. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period"), Executive shall continue to receive the compensation and benefits provided by Section 3 hereof until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to


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Executive under disability benefit plans and programs of the Company or under the Social Security disability insurance program.

                  (d) Termination By Company For Any Other Reason. In the event that Executive's employment hereunder is terminated by the Company during the Agreement Term for any reason other than as provided in Section 5(b) or 5(c) hereof, then the Company shall pay to Executive, within thirty (30) days of the date of such termination, the Base Salary, the bonus provided for in Section 3(c) hereof and the automobile allowance provided for in Section 3(e) hereof, through such date of termination, and, in lieu of any further compensation and benefits for the balance of the Agreement Term, severance pay equal to the Base Salary that Executive would have otherwise received during the remainder of the Agreement Term, commencing with such date of termination, at the times and in the amounts such Base Salary would have been paid. Under such circumstances, except as set forth below, for the balance of such period, Executive shall also continue to participate in and receive the benefits and perquisites provided for in Section 3(b) hereof, the bonus provided for in Section 3(c) hereof and the automobile allowance provided for in Section 3(e) hereof, to the same extent as if Executive's employment hereunder had not been terminated; provided, however, that in the event that Executive shall breach Sections 4 or 6 hereof, in addition to any other remedies the Company may have in the event Executive breaches this Agreement, the Company's obligation pursuant to this Section 5(d) to pay Base Salary, bonus, benefits and perquisites shall be suspended and the Company shall have the right to withhold payments of any amounts due hereunder pending final judgment of a court of competent jurisdiction with respect to damages attributable to such breach, provided, however, that any such amounts withheld by the Company which are in excess of the amount determined (by settlement or judicial proceedings) to be due to or properly withheld by the Company shall be promptly paid to Executive together with interest at the rate of 10% per annum from the date such amounts were originally due.

                  (e) No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive's employment and termination of employment. Other than paying Executive's Base Salary through the date of termination of Executive's employment and making any severance payment and continuing benefits, and perquisites, bonus and other payments pursuant to and in accordance with this
Section 5, as applicable, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The Company shall have the right to condition the payment of the full severance and other amounts pursuant to Sections 5(c) or 5(d) hereof upon the delivery by Executive (prior to the commencement of such payments) to the Company of a release in form and substance satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and termination of such employment.


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            6.    Confidential Information.

                  (a) Existence of Confidential Information. The Company owns and has developed and compiled, and will develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Company to Executive, but also information developed or learned by Executive during the course or as a result of employment with the Company, which information shall be the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labelled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by the Company concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising, marketing, distribution and warehousing know-how, processes, and research records), software, computer programs, and any other intellectual property created, used, purchased or sold (through a license or otherwise) by the Company, Electronic Data Information know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, store plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing and employment information.

                  (b) Protection of Confidential Information. Executive acknowledges and agrees that in the performance of duties under the Original Employment Agreement and hereunder, the Company has disclosed to and entrusted, and will continue to disclose to and entrust, Executive with Confidential Information which is the exclusive property of the Company. Executive also acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company's interests, an invasion of privacy and an improper disclosure of trade secrets. Accordingly, during the Agreement Term, Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of Executive's assigned duties and for the benefit of the Company, any Confidential Information. Furthermore, the Executive agrees that the foregoing covenant regarding non-disclosure by the Executive shall continue after the Agreement Term solely with respect to trade secrets of the Company except for those trade secrets that were acquired from Slash pursuant to the Acquisition Agreement. In the event Executive desires to publish the results of Executive's work for or experiences with the Company through literature, interviews or speeches, Executive will submit requests for such interviews or such literature or speeches to the Chief Executive Officer of the Company at least fourteen (14) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interests of the Company, including


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whether such disclosure may impair trade secret status or constitute an invasion of privacy. Executive agrees not to publish, disclose or otherwise disseminate such information without the prior written approval of the Chief Executive Officer of the Company.

                  (c) Delivery of Records, Etc. In the event Executive's employment with the Company ceases for any reason, Executive will not remove from the Company's premises without its prior written consent any records, files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Company, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when employment with the Company terminates, Executive will immediately deliver the same to the Company.

            7.    Assignment and Transfer.

                  (a) Company. This Agreement shall inure to the benefit of and be enforceable by the Company and any successor or permitted assignee and may be assigned by the Company to any purchaser of all or substantially all of the Company's business or assets (by merger, sale of assets, consolidation, acquisition of stock or otherwise) without the consent of Executive, and may otherwise be assigned by the Company only with Executive's consent, which consent shall not be unreasonably withheld. The Company will require any permitted assignee to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to so perform if no such purchase, succession or assignment had taken place.

                  (b) Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

            8.    Miscellaneous.

                  (a) Noncompetition Agreement. Nothing in this Agreement shall in any event limit the scope, duration and enforceability of the Noncompetition Agreement, dated as of June 22, 1995, between the Executive and the Company (the "Noncompetition Agreement"), which was entered into separately from the Original Employment Agreement and as a condition to the Company's entry into the Agreement and Plan of Reorganization, dated June 22, 1995.

                  (b) Other Obligations. Executive represents and warrants that neither Executive's employment with the Company nor Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have.


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                  (c) Nondisclosure; Other Employers. Executive will not
disclose to the Company, or use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive has returned all property, proprietary information, trade secrets and confidential business information belonging to all prior employers.

                  (d) Cooperation. Following termination of employment with the Company, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

                  (e) No Duty to Mitigate. Executive shall be under no duty to mitigate with respect to any severance or other amounts payable pursuant to Sections 5(c) or 5(d) hereof, except as expressly contemplated therein.

                  (f) Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, without regard to principles of conflict of laws. The parties hereby consent to the jurisdiction of any federal or state court sitting in the State of New York having jurisdiction over disputes involving this Agreement. Any action to enforce or interpret this Agreement must be brought in any federal or state court sitting in the State of New York. The parties hereby consent to the exclusive jurisdiction of the courts sitting in the State of New York, notwithstanding the place of residence of Executive or where a dispute concerning this Agreement arose. The parties hereby further consent to the service of process in any such action by certified or registered mailing of the summons and complaint therein directed to Executive at the address as provided in Section 8(m) hereof and to the Company's designated agent for service of process (which initially shall be GT Interactive Software Corp., 417 Fifth Avenue, New York, New York 10016, Attention: President, which agent may be changed by the Company upon thirty (30) days' prior written notice to Executive).

                  (g) Entire Agreement. This Agreement and the Noncompetition Agreement contain the entire agreement between the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between them relating thereto, including, but not limited, to the Original Employment Agreement.

                  (h) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

                  (i) Severability. If any term or provision of this Agreement or the application thereof shall be held to be invalid, unenforceable or excessive in scope, the remainder of this Agreement and such term or provision shall remain in full force and effect, and any such invalid or unenforceable term or provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid and enforceable. In


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this regard, Executive acknowledges that the provisions of Sections 4 and 6 hereof are reasonable and necessary for the protection of the Company.

                  (j) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. The use herein of the word "including," when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean "including, without limitation". As used herein, "Company" shall mean the Company and its subsidiaries and any purchaser of, successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Company's business or assets which is obligated to perform this Agreement by operation of law, agreement pursuant to Section 7 hereof or otherwise. As used herein, the words "day" or "days" shall mean a calendar day or days.

                  (k) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

                  (l) Remedies for Breach. (i) The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Agreement Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and, in the event of a breach or threatened breach of any covenant of Executive herein, the injury or imminent injury to the value and the goodwill of the Company's business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive expressly acknowledges that (A) the provisions of this Agreement are reasonable and necessary for the protection of the Company and that each provision, and the period or periods of time and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible, and (B) the Company shall be entitled to specific performance, injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach of any provision of this Agreement by Executive (including, without limitation, Sections 4 and 6 hereof). Without limiting the generality of the foregoing, if Executive breaches Sections 4 or 6 hereof, such breach will entitle the Company to enjoin Executive from disclosing any Confidential Information to any Competing Business, to enjoin such Competing Business from receiving Executive or using any such Confidential Information and/or to enjoin Executive from rendering personal services to or in connection with such Competing Business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall


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in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

                        (ii) The Company agrees that if Executive voluntarily resigns or retires or is terminated for Cause prior to the end of the Agreement Term, it shall not seek damages from the Executive for such resignation, retirement or termination. In no event shall this clause (ii) or any other provision of this Agreement limit in any way whatsoever the remedies of specific performance, injunctive relief and other equitable remedies available to the Company pursuant to this or any other agreement between Executive and the Company, in respect of a breach of Sections 4 or 6 of this Agreement.

                  (m) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to Executive's residence (as reflected in the Company's records or as otherwise designated by Executive on thirty (30) days' prior written notice to the Company) with a copy to Timothy M. Barnett, Esq., Winthrop & Weinstine, 3000 Dain Bosworth Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402-4430, or to the Company's principal executive office, attention: President (with copies to the Director, Legal Affairs), as the case may be. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

                  (n) Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after expiration of the Agreement Term, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates or in which any of them is, or may become, a party.

                  (o) Survival. Cessation or termination of Executive's employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and rights and benefits afforded to the Company as provided in this Agreement shall survive cessation or termination of Executive's employment hereunder. This Agreement shall not terminate upon, and shall remain in full force and effect following, expiration of the Agreement Term and all rights and obligations of the parties hereto as and to the extent provided herein shall survive such expiration.

            IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.



                                        GT INTERACTIVE SOFTWARE CORP.



                                        By: /s/ DAVID CHEMEROW
                                            ------------------------------------
                                            Name: David Chemerow
                                            Title: President and Chief Operating
                                                   Officer



                                        EXECUTIVE:



                                        /s/ CHARLES F. BOND
                                        ------------------------------------
                                        Name: Charles F. Bond

                                   SCHEDULE A


Preliminary Job Description: Subject to change as set forth in Section 2(b), Executive shall be responsible for mass merchant operations and, with respect to the value-priced operations, distribution, non-published budget products and close-outs.


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